Exhibit 99

Sypris Reports First Quarter Results

On Target with $18 Million 2017 Cost Reduction Goal

LOUISVILLE, Ky.--(BUSINESS WIRE)--May 16, 2017--Sypris Solutions, Inc. (Nasdaq/GM: SYPR) today reported financial results for its first quarter ended April 2, 2017. Sypris Solutions continued to make progress on several important and strategic initiatives to better align its cost structure, while diversifying the Company’s book of business, both in terms of customers and markets. Many of those steps have been completed or are nearing completion. As a result, the Company is positioned to achieve a more stable revenue base, along with higher gross profit and a return to profitable operations.

HIGHLIGHTS
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  Revenue for the Company was $18.2 million, reflecting the expected decline in heavy truck volumes and a delay in customer deliveries into Q2.
  Revenue for Sypris Electronics increased 34% sequentially for the first quarter of 2017.
  Selling, general and administrative expense decreased 30% sequentially.
  The Company has made substantial progress on its Broadway transition plan, which is now expected to be completed by the end of May 2017, ahead of schedule.
  The Company announced the receipt of new, multi-year program awards, including expected follow on orders, totaling $20.7 million and $24.8 million for planned production in 2018 and 2019, respectively.
  The Company affirmed key financial guidance with gross margin forecasted to be 5-7% of revenue for the first half of 2017, while the outlook improves to 15-17% of revenue for the second half of the year, reflecting the completion of the Company’s cost performance initiatives and improved revenue mix.

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“We are pleased to announce that we are on track to meet the targets laid out during our year-end conference call held in March of this year. All major milestones are expected to be achieved by the end of May. The progress made during this past year and in the first quarter of 2017 will enable the Company’s operations to return to profitability by the second half of 2017,” commented Jeffrey T. Gill, president and chief executive officer. “The Company’s total manufacturing overhead costs are being reduced, our underperforming and underutilized assets are being divested, significant liquidity has been created and important new business has been secured.”

Mr. Gill added, “As a result of our transitional efforts to exit or dispose of the Broadway Plant, together with our sale of the CSS business in 2016, the elimination of commercial debt and our other cost reduction initiatives, our cost structure has been significantly streamlined and the Company’s competitiveness has been significantly improved.

“As noted in our previous call, we have implemented a two-year plan to achieve $26.3 million in total annual cost eliminations and related expense improvements when compared to our 2016 reported costs, $18.2 million of which is expected to be realized in 2017. As mentioned earlier, the actions required to achieve an estimated $14.8 million of these savings in 2017 have already been completed, while the initiatives required to achieve the balance of the targeted improvements for 2017 and 2018 are forecast to be complete by mid-2017.”

Transition Plan Status Update

The following table and related discussion provides additional detail on the current status of the estimated year-over-year changes to the Company’s cost and expense structure ($ in millions).

	2017	2018	Total	On Target
Cost of sales	$(6.3)	$(5.5)	$(11.8)	Yes
Selling, general and administrative	(7.2)	(1.8)	(9.0)	Yes
Research and development	(0.3)	No change	(0.3)	Yes
Severance, equipment relocation and other	1.1	(0.8)	0.3	Yes
Interest and loss on extinguishment of debt	(5.5)	No change	(5.5)	Yes
Total	$(18.2)	$(8.1)	$(26.3)

The Company remains on track through the first quarter of 2017 with all cost reduction goals. The transition of the Broadway operations is ahead of schedule, with substantial completion scheduled for the end of May. The team remains focused on achieving its cost targets and exceeding customer expectations, which has resulted in favorable operating metrics for the period as compared to its plan. The Broadway transition is expected to result in a lower fixed overhead structure along with lower selling, general and administrative expenses, which will improve the overall cost profile of the Company.

The lower cost profile combined with a more balanced revenue mix is expected to drive an increase in margin performance going forward. The Company expects margins to reach 15-17% of revenue for the second half of 2017, which is nearly a 50% increase as compared to 2014 when we had significantly higher customer volume and market concentration.

New Program Awards

“The Company’s commitment to cost, quality and on-time delivery is resulting in significant new business opportunities within both segments,” stated Mr. Gill. “During the past nine months, the award of new, multi-year programs has been very positive. We now expect revenue from new programs of $12.5 million for 2018 and $12.9 million for 2019, with an average term of over four years. In addition, follow on business for future builds of these programs is expected to contribute additional revenue of $8.2 million for 2018 and $11.9 million for 2019, resulting in expected total new incremental revenue of $20.7 million and $24.8 million in 2018 and 2019, respectively.”

The following table summarizes our expected revenue from new programs and follow on business for 2017, 2018 and 2019:

	2017	2018	2019
Awarded	$10.8	$12.5	$12.9
Follow On	-	8.2	11.9
Total	$10.8	$20.7	$24.8

“The new program awards are balanced across customers, markets and products and provide a solid multi-year foundation for growth. The new awards fit within our existing capacity with only incremental capital needs.”

First Quarter Results

The Company reported revenue of $18.2 million for the first quarter compared to $26.9 million for the prior year period. Additionally, the Company reported a net loss of $3.3 million, or $0.16 per share, as compared to a loss of $5.1 million, or $0.26 per share, for the prior-year comparable period. The results for the quarter ended April 2, 2017, include a gain of $2.4 million from the sale of idle equipment by Sypris Technologies, a foreign exchange translation loss of $0.4 million and severance and relocation costs of $1.0 million related to the Broadway transition. Results for the quarter ended April 3, 2016 include a gain of $2.4 million from a sale-leaseback transaction, a foreign exchange translation loss of $0.3 million and severance costs of $0.5 million.

Sypris Technologies

Revenue for Sypris Technologies was $12.8 million in the first quarter compared to $17.8 million for the prior year period, primarily reflecting the conclusion of a customer contract. Gross profit for the quarter was a loss $0.8 million, or 6.2% of revenue, compared to a loss of $0.7 million, or 3.7% of revenue, for the same period in 2016. As part of the Broadway transition plan, premium pay and production incentives provided to its hourly employees during 2017 increased cost of sales approximately $0.3 million for the period.

Sypris Electronics

Revenue for Sypris Electronics was $5.4 million in the first quarter of 2017 as compared to $9.1 million for the prior year period, reflecting the impact of the sale of the CSS business. Revenue from the CSS business was included in results of operations in 2016 until the time of sale, since the sale was not classified as a discontinued operation in our consolidated financial statements. Gross profit for the quarter was $0.1 million, compared to $1.4 million for the prior year period, primarily reflecting lower volumes as a result of the CSS sale and an unfavorable product mix.

Outlook

Commenting on the future, Mr. Gill added, “The combination of significant cost savings, improved revenue mix and the elimination of high-cost commercial debt, among other items, is expected to have a positive, material impact on the Company’s financial performance in 2017. The second half of the year is expected to benefit from significantly lower fixed overhead and production costs at Sypris Technologies, as well as from the elimination of severance and other expenses.

“As a result, we expect gross margin to be in the range of 5-7% of revenue for the first half of 2017, increasing to 15-17% of revenue beginning with the third quarter of the year. Selling, general and administrative expense is expected to approximate 17-19% of revenue during the first six months, before falling to 16-18% during the second half of the year. Revenue for the first six months is forecast to be $38-$40 million, while revenue for the second half of 2017 is expected to range from $40-$42 million. EBITDA is expected to be 7%-9% of revenue for the second half of 2017 and be positive for the year. We expect to see further meaningful improvements in gross margin, SG&A as a percent of revenue and EBITDA in 2018, as the Company’s financial statements reflect the full-year impact of the 2017 cost saving initiatives.”

Sypris Solutions is a diversified provider of truck components, oil and gas pipeline components and aerospace and defense electronics. The Company performs a wide range of manufacturing services, often under multi-year, sole-source contracts with corporations and government agencies. For more information about Sypris Solutions, visit its Web site at www.sypris.com.

Forward Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws. Forward-looking statements include our plans and expectations of future financial and operational performance. Each forward-looking statement herein is subject to risks and uncertainties, as detailed in our most recent Form 10-K and Form 10-Q and other SEC filings. Briefly, we currently believe that such risks also include the following: our failure to return to profitability on a timely basis, which would cause us to continue to use existing cash resources or other assets to fund operating losses; our failure to develop and implement specific plans (a) to offset the impact of reduced revenues as we migrate our focus from a small number of traditional Tier 1 customers in the commercial vehicle markets to a more diversified base of customers who are able to place higher strategic value on our innovation, flexibility and lean manufacturing capabilities and (b) to implement our cost-savings initiatives and to consolidate and streamline operations in accordance with the modified exit or disposal plan related to our Broadway Plant; dependence on, retention or recruitment of key employees; risks of foreign operations; currency exchange rates; war, terrorism, or political uncertainty; breakdowns, relocations or major repairs of machinery and equipment; cost and availability of raw materials such as steel, component parts, natural gas or utilities; volatility of our customers’ forecasts, scheduling demands and production levels which negatively impact our operational capacity and our effectiveness to integrate new customers or suppliers; changes in licenses, security clearances, or other legal rights to operate, manage our work force or import and export as needed; our ability to successfully develop, launch or sustain new products and programs; labor relations; strikes; union negotiations; pension valuation, health care or other benefit costs; potential impairments, non-recoverability or write-offs of assets or deferred costs; inventory valuation risks including excessive or obsolescent valuations; the fees, costs and supply of, or access to, debt, equity capital, or other sources of liquidity; potential weaknesses in internal controls over financial reporting and enterprise risk management; the cost, quality, timeliness, efficiency and yield of our operations and capital investments, including working capital, production schedules, cycle times, scrap rates, injuries, wages, overtime costs, freight or expediting costs; disputes or litigation involving supplier, customer, employee, creditor, stockholder, product liability or environmental claims; supplier, customer, employee, creditor, stockholder, product liability or environmental claims; our inability to patent or otherwise protect our inventions or other intellectual property from potential competitors; the costs of compliance with our auditing, regulatory or contractual obligations; our reliance on third party vendors and sub-suppliers; adverse impacts of new technologies or other competitive pressures which increase our costs or erode our margins; regulatory actions or sanctions; U.S. government spending on products and services that Sypris Electronics provides, including the timing of budgetary decisions; cyber security threats and disruptions; changes or delays in customer budgets, funding or programs; failure to adequately insure or to identify environmental or other insurable risks; unanticipated or uninsured disasters, losses or business risks; inaccurate data about markets, customers or business conditions; or unknown risks and uncertainties.

SYPRIS SOLUTIONS, INC.
Financial Highlights
(In thousands, except per share amounts)

	Three Months Ended
	April 2,	April 3,
	2017	2016
	(Unaudited)
Revenue	$18,185	$26,938
Net loss	$(3,308)	$(5,099)
Loss per common share:
Basic	$(0.16)	$(0.26)
Diluted	(0.16)	(0.26)
Weighted average shares outstanding:
Basic	20,173	19,702
Diluted	20,173	19,702

Sypris Solutions, Inc.
Consolidated Statements of Operations
(in thousands, except for per share data)

	Three Months Ended
	April 2,	April 3,
	2017	2016
	(Unaudited)
Net revenue:
Sypris Technologies	$12,760	$17,827
Sypris Electronics	5,425	9,111
Total net revenue	18,185	26,938
Cost of sales:
Sypris Technologies	13,547	18,483
Sypris Electronics	5,328	7,728
Total cost of sales	18,875	26,211
Gross profit (loss):
Sypris Technologies	(787)	(656)
Sypris Electronics	97	1,383
Total gross profit	(690)	727
Selling, general and administrative	3,423	6,503
Research and development	22	124
Severance and equipment relocation costs	998	484
Operating loss	(5,133)	(6,384)

Interest expense, net	188	876
Other income, net	(2,004)	(2,162)
Loss before taxes	(3,317)	(5,098)
Income tax (benefit) expense, net	(9)	1
Net loss	$(3,308)	$(5,099)
Loss per common share:
Basic	$(0.16)	$(0.26)
Diluted	$(0.16)	$(0.26)
Dividends declared per common share	$-	$-
Weighted average shares outstanding:
Basic	20,173	19,702
Diluted	20,173	19,702

Sypris Solutions, Inc.
Consolidated Balance Sheets
(in thousands, except for share data)

	April 2,	December 31,
	2017	2016
	(Unaudited)	(Note)
ASSETS
Current assets:
Cash and cash equivalents	$16,717	$15,270
Restricted cash	1,500	1,500
Accounts receivable, net	8,990	8,010
Inventory, net	19,544	14,558
Other current assets	2,182	2,730
Assets held for sale	1,062	832
Total current assets	49,995	42,900
Property, plant and equipment, net	17,445	17,943
Other assets	1,939	1,794
Total assets	$69,379	$62,637

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$12,702	$6,973
Accrued liabilities	13,497	10,541
Current portion of capital lease obligations	232	208
Total current liabilities	26,431	17,722

Long-term capital lease obligations	2,889	2,950
Note payable - related party	6,390	6,375
Other liabilities	9,831	9,492
Total liabilities	45,541	36,539

Stockholders’ equity:
Preferred stock, par value $0.01 per share, 975,150 shares authorized; no shares issued	-	-
Series A preferred stock, par value $0.01 per share, 24,850 shares authorized; no shares issued	-	-
Common stock, non-voting, par value $0.01 per share, 10,000,000 shares authorized; no shares issued	-	-
Common stock, par value $0.01 per share, 30,000,000 shares authorized; 21,453,095 shares issued and 21,451,903 outstanding in 2017 and 21,330,882 shares issued and 21,329,690 outstanding in 2016	214	213
Additional paid-in capital	153,423	153,252
Accumulated deficit	(104,077)	(100,769)
Accumulated other comprehensive loss	(25,722)	(26,598)
Treasury stock, 1,192 and 1,192 shares in 2017 and 2016, respectively	-	-
Total stockholders’ equity	23,838	26,098
Total liabilities and stockholders’ equity	$69,379	$62,637

Note: The balance sheet at December 31, 2016, has been derived from the audited consolidated financial statements at that date but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Sypris Solutions, Inc.
Consolidated Cash Flow Statements
(in thousands)

	Three Months Ended
	April 2,	April 3,
	2017	2016
	(Unaudited)
Cash flows from operating activities:
Net loss	$(3,308)	$(5,099)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,016	1,953
Stock-based compensation expense	175	363
Deferred loan costs recognized	15	205
Gain on the sale of assets	(2,416)	(2,370)
Provision for excess and obsolete inventory	35	25
Other noncash items	507	137
Changes in operating assets and liabilities:
Accounts receivable	(1,041)	(1,066)
Inventory	(5,027)	(630)
Prepaid expenses and other assets	413	423
Accounts payable	5,729	(1,048)
Accrued and other liabilities	3,062	2,397
Net cash used in operating activities	(840)	(4,710)

Cash flows from investing activities:
Capital expenditures	(176)	(40)
Proceeds from sale of assets	2,502	11,066
Change in restricted cash	-	(6,000)
Net cash provided by investing activities	2,326	5,026

Cash flows from financing activities:
Capital lease payments	(37)	-
Principal payments on Term Loan	-	(429)
Proceeds from related party note payable	-	1,000
Net change in debt under New Revolving Credit Agreement	-	449
Debt issuance and modification costs	-	(379)
Indirect repurchase of shares for minimum statutory tax withholdings	(2)	-
Net cash (used in) provided by financing activities	(39)	641
Net increase in cash and cash equivalents	1,447	957

Cash and cash equivalents at beginning of period	15,270	1,349
Cash and cash equivalents at end of period	$16,717	$2,306

CONTACT:
Sypris Solutions, Inc.
Anthony C. Allen, 502-329-2000
Chief Financial Officer